UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
 Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) September 28, 2020

WABASH NATIONAL CORPORATION
(Exact Name of Registrant as Specified in its Charter)

Delaware	001-10883	52-1375208
(State or other jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1000 Sagamore Parkway South
Lafayette	Indiana	47905
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (765) 771-5310
Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value	WNC	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On September 28, 2020, Wabash National Corporation (the “Company”) entered into a Term Loan Credit Agreement (the “Term Loan Credit Agreement”) among the Company, the lenders from time to time party thereto, and Wells Fargo Bank, National Association, as the administrative agent (the “Term Agent”), providing for a senior secured term loan facility of $150 million that was advanced at closing. The Term Loan Credit Agreement refinanced and replaced that certain Term Loan Credit Agreement, dated as of May 8, 2012 (as amended, restated, supplemented or otherwise modified from time to time), among the Company, the lenders party thereto and Morgan Stanley Senior Funding, Inc., as the administrative agent.

The Term Loan Credit Agreement is guaranteed by certain subsidiaries of the Company (the “Guarantors”) and is secured by (i) second priority security interests (subject only to the liens securing the Company’s Second Amended and Restated Credit Agreement, dated as of December 21, 2018 (the “Revolving Credit Agreement”), among the Company, certain of its subsidiaries as borrowers, the lenders from time to time party thereto, and Wells Fargo Capital Finance, LLC, as the administrative agent (the “Revolver Agent”), customary permitted liens and certain other permitted liens) in substantially all personal property of the Company and the Guarantors, consisting of accounts receivable, inventory, cash, deposit and securities accounts and any cash or other assets in such accounts and, to the extent evidencing or otherwise related to such property, all general intangibles, licenses, intercompany debt, letter of credit rights, commercial tort claims, chattel paper, instruments, supporting obligations, documents and payment intangibles, and (ii) first priority security interests (subject only to customary permitted liens and certain other permitted liens) in (A) subject to certain limitations, equity interests of each direct subsidiary held by the Company and each Guarantor, and (B) substantially all other tangible and intangible assets of the Company and the Guarantors, including equipment, general intangibles, intercompany notes, investment property and intellectual property, but excluding real property. The respective priorities of the security interests securing the Term Loan Credit Agreement and the Revolving Credit Agreement are governed by an Intercreditor Agreement, dated as of September 28, 2020, between the Term Agent and the Revolver Agent (the “Intercreditor Agreement”). The Term Loan Credit Agreement has a scheduled maturity date of September 28, 2027. The loans under the Term Loan Credit Agreement amortize in quarterly installments equal to 0.25% of the original principal amount of the term loans issued thereunder, with the balance payable at maturity.

Outstanding borrowings under the Term Loan Credit Agreement will bear interest at a rate, at the Company’s election, equal to (i) LIBOR (subject to a floor of 0.75% per annum) plus a margin of 3.25% per annum or (ii) a base rate plus a margin of 2.25% per annum.

The Term Loan Credit Agreement contains customary covenants limiting the ability of the Company and its subsidiaries to, among other things, pay cash dividends, incur debt or liens, redeem or repurchase stock, enter into transactions with affiliates, merge, dissolve, pay off subordinated indebtedness, make investments and dispose of assets.

Subject to the terms of the Intercreditor Agreement, if the covenants under the Term Loan Credit Agreement are breached, the lenders may, subject to various customary cure rights, require the immediate payment of all amounts outstanding and foreclose on collateral. Other customary events of default in the Term Loan Credit Agreement include, without limitation, failure to pay obligations when due, initiation of insolvency proceedings, defaults on certain other indebtedness, and the incurrence of certain judgments that are not stayed, satisfied, bonded or discharged within 60 days.

On September 28, 2020, the Company also entered into a First Amendment to Second Amended and Restated Credit Agreement (the “Amendment”) among the Company, certain of its subsidiaries party thereto, the lenders party thereto, and Wells Fargo Capital Finance, LLC, as the administrative agent, which amended the Revolving Credit Agreement. The Amendment primarily made conforming changes to the provisions in the Revolving Credit Agreement to reflect modifications made under the Term Loan Credit Agreement.

The foregoing descriptions of the Term Loan Credit Agreement and the Amendment do not purport to be complete and are qualified in their entirety by reference to the full text of each of the Term Loan Credit Agreement and the Amendment, which are attached hereto as Exhibits 10.1 and 10.2, respectively.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information included in Item 1.01 above is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

EXHIBIT INDEX

Exhibit No.	Description

10.1
Term Loan Credit Agreement, dated as of September 28, 2020, among Wabash National Corporation, the lenders from time to time party thereto, and Wells Fargo Bank, National Association, as the administrative agent.

10.2
First Amendment to Second Amended and Restated Credit Agreement, dated as of September 28, 2020, among Wabash National Corporation, certain of its subsidiaries party thereto, the lenders party thereto, and Wells Fargo Capital Finance, LLC, as the administrative agent.

104	Cover Page Interactive Data File (the Cover Page Interactive Data File is embedded within the Inline XBRL document).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WABASH NATIONAL CORPORATION

Date: September 30, 2020	By:	/s/ Michael N. Pettit
Michael N. Pettit
Senior Vice President and Chief Financial Officer